CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 333-88517 on Form N-1A of our report dated January 15, 2008, relating to the financial statements and financial highlights of The Fairholme Fund (the “Fund”), a series of Fairholme Funds, Inc., appearing in the Annual Report on Form N-CSR of the Fund for the year ended November 30, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
May 22, 2008